As filed with the Securities and Exchange Commission on December 9, 2005

Registration No. 333-112360

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-2

REGISTRATION STATEMENT

ON FORM S-3

Under

THE SECURITIES ACT OF 1933

ADEPT TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3559	94-2900635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3011 Triad Drive, Livermore, California 94550

(925) 245-3400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ROBERT H. BUCHER

Chairman of the Board and Chief Executive Officer

Adept Technology, Inc.

3011 Triad Drive

Livermore, California 94550

(925) 245-3400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lisa A. Fontenot, Esq.

Gibson, Dunn & Crutcher LLP

One Montgomery Street, 31st Floor

San Francisco, California 94104

(415) 393-8200

Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(4)	Proposed Maximum Offering Price Per Share(2)(4)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock	22,740,816	$1.36	$30,927,510	$3,919

(1)	Includes 14,185,256 shares currently held by selling securityholders, 5,555,560 shares issuable on the exercise of common stock purchase warrants held by selling securityholders, and 3,000,000 shares of common stock issuable upon conversion of a convertible promissory note issued to a selling securityholder. In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends, and similar transactions in accordance with the terms of the common stock purchase warrants and convertible promissory note.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices of the common stock, as reported on the Over The Counter Bulletin Board on January 28, 2004.
(3)	Previously paid with initial filing of registration statement.
(4)	The registrant effected a one-for-five reverse stock split on February 25, 2005. The number set forth in these columns reflect pre-reverse split numbers of shares to be registered and per-share offering prices. As a result of the reverse split, the 22,740,816 shares of common stock initially registered represent 4,548,160 shares of common stock, and the adjusted offering price would be $6.80 per share and an aggregate of $30,927,488.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 9, 2005

PROSPECTUS

4,548,160 Shares

Adept Technology, Inc.

Common Stock

This prospectus relates to the disposition of up to 4,548,160 shares of Adept common stock or interests therein by the selling securityholders listed herein or their transferees. The shares offered and sold under this prospectus were issued in private transactions. Effective February 25, 2005, Adept completed a one-for-five reverse stock split, as a result of which each five shares of common stock issued and outstanding prior to that date were automatically converted into and reconstituted as one share of common stock, and the 4,548,160 shares of common stock offered pursuant to this registration statement gives effect to the reverse stock split. Except as specifically indicated, all of the share information in this prospectus reflects the reverse stock split.

The prices at which the selling securityholders or their transferees may dispose of their Adept shares or interests therein will be determined by the selling securityholders at the time of sale and may be at the prevailing market price for the shares at prices related to such market price at varying prices determined at the time of sale or at negotiated prices. Information regarding the selling securityholders and the times and manner in which they may offer and sell the shares or interests therein under this prospectus is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus. Adept will not receive any of the proceeds from the sale of the shares offered under this prospectus. However, certain of the shares of common stock being sold will be issued only upon the exercise of warrants. Upon exercise of these warrants, Adept will receive the proceeds of the exercise prices of such warrants if they are exercised other than on a net exercise basis.

On November 4, 2005, after approval by the company’s shareholders, Adept Technology, Inc., a California corporation, referred to as Adept-California, completed a reincorporation in Delaware through the merger of Adept-California with and into its wholly-owned subsidiary, Adept Technology, Inc., a Delaware corporation, referred to in this prospectus as Adept or Adept-Delaware. As of the effective date of the merger, Adept-California ceased to exist. The reincorporation effects a change in the legal domicile of Adept-California. The reincorporation will not result in any significant change in Adept-California’s business, management, employees, fiscal year, assets or liabilities, will not cause the principal executive offices or other facilities of Adept-California to be moved, and will not result in any relocation of management or other employees.

As a result of the merger, each share of Adept-California’s common stock, no par value per share, was automatically converted into one share of Adept-Delaware’s common stock, par value $0.001 per share, and each previously issued and outstanding share of Adept-Delaware common stock was cancelled.

Pursuant to Rule 414(d) promulgated under the Securities Act of 1933, as amended, Adept hereby adopts the registration statement of which this prospectus is a part as its own registration statement for all purposes of the Securities Act and the Exchange Act of 1934, as amended. Moreover, Adept amends and restates the items of the registration statement as set forth in this prospectus and registration statement for the purpose of reflecting material changes resulting from the reincorporation merger.

Our common stock commenced trading on the Nasdaq National Market System, or Nasdaq, under the symbol “ADEP” on November 15, 2005. On November 30, 2005, the last reported sale price of our common stock on Nasdaq was $11.45 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED ON PAGE 1 OF THIS PROSPECTUS. SEE “ RISK FACTORS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2005

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Adept, any selling securityholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

RISK FACTORS

You should carefully consider the risks described below that we believe to be the risks faced by Adept, as well as other information contained in this prospectus, before making a decision to buy our common stock Investing in our common stock involves a high degree of risk. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our operating results fluctuate from quarter to quarter due to factors which are difficult to forecast, are often out of our control and can be extremely volatile.

Our past revenues and other operating results may not be accurate indicators of our future performance, and you should not rely on such results to predict our future performance. Our operating results have been subject to significant fluctuations in the past, and could be subject to fluctuations in the future. The factors that may contribute to these fluctuations include:

•	our limited cash resources;

•	our ability to effectively manage our working capital;

•	fluctuations in aggregate capital spending, cyclicality and other economic conditions domestically and internationally in one or more industries in which we sell our products;

•	changes or reductions in demand in the electronics/communications, automotive, food, pharmaceutical, and other markets we serve;

•	a change in market acceptance of our products or a shift in demand for our products;

•	new product introductions by us or by our competitors;

•	changes in product mix and pricing by us, our suppliers or our competitors;

•	pricing and related availability of components and raw materials for our products;

•	our failure to manufacture a sufficient volume of products in a timely and cost-effective manner;

•	our failure to anticipate the changing product requirements of our customers;

•	changes in the mix of sales by distribution channel;

•	exchange rate fluctuations;

•	seasonal fluctuations in demand and our associated revenue;

•	our ability to expand our product offerings through acquired technologies and products;

•	extraordinary events such as litigation or acquisitions;

•	decline or slower than expected growth in those industries requiring precision assembly automation; and

•	slower than expected adoption of distributed controls architecture or the adoption of alternative automated technologies.

Revenues also impact our gross margins. Our gross margins can vary greatly for a number of reasons, and our operating results tend to fluctuate as a result of the variance in gross margins. The mix of products we sell can vary from period to period, particularly with respect to the volume of lower margin hardware products (such as mechanical subsystems purchased from third party vendors), and higher margin software products. Other factors that impact gross margins include:

•	currency exchange rate fluctuations for our international sales;

•	the average selling prices of products we sell including changes in the average discounts offered;

•	the costs to manufacture, service and support our products and enhancements;

•	the costs to customize our systems;

•	the volume of products produced and associated production volume variances, if any, generated;

•	our efforts to enter new markets; and

•	certain inventory-related costs including obsolescence of products and component demand changes resulting in excess inventory.

We generally recognize product revenues upon shipment or, for certain international sales, upon receipt by the customers. As a result, our net revenues and results of operations for a fiscal period will be affected by the timing of orders received and orders shipped during the period. A significant percentage of our product shipments occur in the last month of each fiscal quarter. Historically, this has been due in part, at times, to our inability to forecast the level of demand for our products or the product mix for a particular fiscal quarter. To address this problem we periodically stock inventory levels of completed robots, machine controllers and certain strategic components. A delay in shipments near the end of a fiscal period, for example, due to product development delays or delays in obtaining materials may cause sales to fall below expectations and harm our operating results for the period.

Similarly, our indirect costs, production capacity and operating expenses are largely fixed in the short run. Continued investments in research and development, capital equipment and ongoing customer service and support capabilities result in significant fixed costs that we cannot reduce rapidly. As a result, if our sales for a particular fiscal period are below expected levels, our cost of revenue increases and our operating results for the period could be materially adversely affected. Further, if shipments of our products fail to meet forecasted levels, the increased inventory levels and increased operating expenses in anticipation of sales that do not materialize could adversely affect our business and substantially impact our liquidity. In the event that in some fiscal quarter our net revenues or operating results fall below the expectations of public market analysts and investors, the price of our common stock may fall. We may not be able to increase or sustain our profitability on a quarterly or annual basis in the future.

Our international operations and sales subject us to foreign currency exchange risks, divergent regulatory requirements and other financial and operating risks outside of our control that may harm our operating results.

We have significant and expanding operations outside the United States and a substantial majority of our revenue is derived from non-U.S. sales. International sales from continuing operations were $9.8 million for the three months ended October 1, 2005, $33.9 million for the fiscal year ended June 30, 2005 and $22.7 million for the fiscal year ended June 30, 2004. This represented 66.6%, 67.2% and 46.1% of revenue for the respective periods. We expect that revenue from our international operations will continue to account for a significant portion of our total revenue. We also purchase some critical components and mechanical subsystems from, and increasingly rely upon, foreign suppliers. As a result, our operating results are subject to the risks inherent in international sales and purchases, which include the following:

•	unexpected changes in regulatory requirements;

•	political, military and economic changes and disruptions, including terrorist activity;

•	transportation costs and delays;

•	foreign currency fluctuations;

•	export/import controls;

•	tariff regulations and other trade barriers;

•	higher freight rates;

•	difficulties in staffing and managing foreign sales operations;

•	stringent local jurisdictional requirements regarding employees and union activity;

•	greater difficulty in accounts receivable collection in foreign jurisdictions; and

•	potentially adverse tax consequences.

Ongoing global economic and political developments and the resulting changes in currency exchange rates, most notably between the U.S. dollar, the euro, and the Japanese yen, have had, and may in the future have, a significant effect on our business, operating results and financial condition. The decline in value of the U.S. dollar to the euro in fiscal 2004 and 2005 resulted in a currency exchange gain for us, whereas the increase in value of the U.S. dollar to the euro in the first quarter of fiscal 2006 resulted in a currency exchange loss, and future fluctuations may result in significant gains or losses. If there is an increase in the rate at which a foreign currency exchanges into U.S. dollars, the dollar has appreciated relative to the foreign currency, and it will take more of the foreign currency to equal the same amount of U.S. dollars than before the rate increase. Pricing our products and services in U.S. dollars in this circumstance results in an increase in the price for our products and services compared to those products of our competitors that are priced in local currency. This could result in our prices being uncompetitive in markets where business is transacted in the local currency. Foreign exchange fluctuations may render our products less competitive relative to locally manufactured product offerings, or could result in foreign exchange losses. To maintain a competitive price for our products in Europe and elsewhere, we may have to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold in Europe and other relevant locations. Continued change in the values of the euro or changes in the values of other foreign currencies could have a negative impact on our business, financial condition and results of operations.

We are in the process of establishing a service and support office in China in response to the increase in our sales into China, and anticipate further increasing business as our customers expand China manufacturing. We sell standard components for products to OEMs who deliver products to Asian markets such as Japan, Malaysia, Korea, and China. Past turmoil in Asian financial markets and weakness in underlying economic conditions in certain Asian countries may continue to impact our sales to OEM customers who deliver to, are located in, or whose projects are based in those Asian countries. In addition, customers in those countries may face reduced access to working capital to fund component purchases, such as our products, due to higher interest rates, reduced bank lending due to contractions in the money supply or the deterioration in the customer’s or our bank’s financial condition or the inability to access local equity financing. In the past, as a result of this lack of working capital and higher interest rates, we have experienced a significant decline in sales to OEMs serving the Asian market.

Maintaining operations in different countries requires us to expend significant resources to keep our operations coordinated and subjects us to differing laws and regulatory regimes that may affect our offerings and revenue.

We have limited cash resources, and the possibility of future operating losses, negative cash flow and debt obligations could impair our operations and revenue-generating activities and adversely affect our results of operations.

We have limited cash resources, and because of certain regulatory restrictions impeding our ability to move certain cash reserves from our foreign operations to our U.S. operations, we may have limited access to a portion of our existing cash balances. As of October 1, 2005, we had an aggregate cash balance of $3.8 million, and a short term credit facility of up to $5.0 million, under which no amounts were outstanding. We currently depend on funds generated from operating activities plus our cash and the funds available through our credit facility to meet our operating requirements. As a result, if any of our assumptions, some of which are described below, are incorrect, we may have difficulty satisfying our obligations in a timely manner. Our ability to effectively operate and grow our business is predicated upon certain assumptions, including (i) that we will receive continued timely receipt of payment of outstanding receivables, and not otherwise experience severe cyclical swings in our receipts resulting in a shortfall of cash available for our disbursements during any given quarter, (ii) that we will not incur unplanned capital expenditures in fiscal 2006, (iii) that funds remain available under our existing credit facility or a new credit facility, and (iv) that the $3.0 million convertible subordinated note will be converted into shares of our common stock.

If our projected revenue falls below current estimates or if operating expenses exceed current estimates beyond our available cash resources, we may be forced to curtail our operations, or, at a minimum, we may not be able to take advantage of market opportunities, develop or enhance new products to an extent desirable to execute our strategic growth plan, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities to fully execute our business plan or otherwise adequately respond to competitive pressures or unanticipated requirements. Any of these actions would adversely impact our business and results of operations.

The long sales cycle, customer evaluation process, and implementation period of our products may increase the costs of obtaining orders and reduce the predictability of our earnings.

Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. Orders expected in one quarter may shift to another quarter or be cancelled with little advance notice as a result of the customers’ budgetary constraints, internal acceptance reviews, and other factors affecting the timing of customers’ purchase decisions. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product’s performance and compatibility with the customer’s requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy evaluation and approvals that typically accompany capital expenditure approval processes. The sales cycles of our products often last for many months or even years. In addition, the time required for our customers to incorporate our products into their systems can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results. Longer sales cycles require us to invest significant resources in attempting to make sales, which may not be realized in the near term and therefore may delay or prevent the generation of revenue. In addition, should our financial condition deteriorate, prospective customers may be reluctant to purchase our products, which would have an adverse effect on our revenue.

Sales of our products depend on the capital spending patterns of our customers, which tend to be cyclical; we have experienced reduced demand in some of the industries in which we operate, which has and may continue to adversely affect our revenue and we may not be able to quickly ramp up if demand significantly increases.

Intelligent automation systems using our products can range in price from $25,000 to $500,000. Accordingly, our success is directly dependent upon the capital expenditure budgets of our customers. Our future operations may be subject to substantial fluctuations as a consequence of domestic and foreign economic conditions, industry patterns and other factors affecting capital spending. Although the majority of our international customers are not in the Asia-Pacific region, a significant portion of our revenues comes from sales in this region, and we believe that any instability in the Asia-Pacific economies could also have a material adverse effect on the results of our operations as a result of a reduction in sales by our customers to those markets. Domestic or international recessions or a downturn in one or more of our major markets, such as the electronic/communications and food and pharmaceuticals industries, and resulting cutbacks in capital spending would have a direct, negative impact on our business.

Downturns in the industries we serve often occur in connection with, or anticipation of, maturing product cycles for both companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for devices and equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses while at the same time, continue to motivate and retain key employees. In fiscal 2005 and the first quarter of fiscal 2006, U.S. manufacturing markets remain soft. We implemented a worldwide restructuring program in fiscal 2002 to realign our businesses to the changes in our industry and our customers’ decrease in capital spending. We made additional cost reductions in fiscal 2003, 2004 and 2005 to further realign our business. Despite this restructuring activity, our ability to reduce expenses in response to any downturn in any of these industries is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. The long lead-time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products that we cannot sell. We believe our future performance will continue to be affected by the cyclical nature of these industries, and thus, any future downturn in these industries could therefore harm our revenue and gross margin if demand drops or average selling prices decline.

Industry upturns have been characterized by abrupt increases in demand for devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly increase manufacturing capacity to meet customer demand and hire and assimilate a sufficient number of qualified personnel. Our inability to ramp-up in times of increased demand could harm our reputation and cause some of our existing or potential customers to place orders with our competitors.

We have significant dependence on outsourced manufacturing capabilities and single source suppliers. If we experience disruptions in the supply of one or more key components, we may be unable to meet product demand and we may lose customers and suffer decreased revenue.

We obtain many key components and materials and some significant mechanical subsystems from sole or single source suppliers with whom we have no guaranteed supply arrangements. In addition, some of our sole or single sourced components and mechanical subsystems incorporated into our products have long procurement lead times. Our increased reliance on outsourced manufacturing and other capabilities, and particularly our reliance on sole or single source suppliers, involves certain significant risks including:

•	loss of control over the manufacturing process;

•	potential absence of adequate supplier capacity;

•	potential for significant price increases in the components and mechanical subsystems;

•	potential inability to obtain an adequate supply of required components, materials or mechanical subsystems; and

•	reduced control over manufacturing yields, costs, timely delivery, reliability and quality of components, materials and mechanical subsystems.

We do not have contracts with certain of our sole or single source suppliers. If any one of our suppliers were unable or unwilling to manufacture the components, materials or mechanical subsystems we need in the volumes we require, we would have to identify and qualify acceptable replacements. The process of qualifying suppliers may be lengthy, and additional sources may not be available to us on a timely basis, on acceptable terms or at all. If sufficient quantities of these items were not available from our existing suppliers and a relationship with an alternative vendor could not be developed in a timely manner, shipments of our products could be interrupted and reengineering of these products could be required. We have limited control over the quality of certain manufactured products and their acceptance by our customers. In the past, we have experienced quality control or specification problems with certain key components provided by sole source suppliers, and have had to design around the particular flawed item. Any quality issues could result in customer dissatisfaction, lost sales, and increased warranty costs. In addition, some of the components that we use in our products are in short supply. We have also experienced delays in filling customer orders due to the failure of certain suppliers to meet our volume and schedule requirements. Some of our suppliers have also ceased manufacturing components that we require for our products, and we have been required to purchase sufficient supplies for the estimated life of such product line. Problems of this nature with our suppliers may occur in the future.

Disruption, significant price increases, or termination of our supply sources could require us to seek alternative sources of supply, could delay our product shipments and damage relationships with current and prospective customers, require us to absorb a significant price increase or risk pricing ourselves out of the market, or prevent us from taking other business opportunities, any of which could have a material adverse effect on our business. If we incorrectly forecast product mix for a particular period and we are unable to obtain sufficient supplies of any components or mechanical subsystems on a timely and cost effective basis due to long procurement lead times, our business, financial condition and results of operations could be substantially impaired. Moreover, if demand for a product for which we have purchased a substantial amount of components fails to meet our expectations, or due to component price increases causes us to be priced out of the market, we would be required to write off the excess inventory. A prolonged inability to obtain adequate timely deliveries of key components or obtain components at prices within our business model could have a material adverse effect on our business, financial condition and results of operations.

New regulations related to equity compensation could adversely affect our results of operations.

On December 16, 2004, the Financial Accounting Standards Board issued Statement 123R, Share-Based Payment, which is a revision of Statement 123, Accounting for Stock Based Compensation, which became effective for Adept in the first quarter of fiscal 2006. Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the financial statements based on their fair values and does not allow pro forma disclosure as an alternative to financial statement recognition. Adept evaluated option valuation methodologies and assumptions in light of FAS 123R pronouncement guidelines related to employee stock options and decided to continue using the Black-Scholes method, with adjustments to the methodology as necessary for reporting under Statement 123R guidelines. Statement 123R had a negative impact on our operating results for the first quarter of 2006, and Adept expects the adoption will have a negative impact on our operating results in the future.

If we cannot identify and make acquisitions of other technologies and products, our ability to expand our operations and increase our revenue may be impaired.

In the past, a significant portion of our growth was attributable to acquisitions of other technologies and businesses. We expect that acquisitions of complementary products and technologies in the future may play an important role in our ability to expand our operations and increase our revenue. Our ability to make acquisitions is rendered more difficult due to our cash constraints and our common stock price and thin trading volume affecting liquidity considerations, making equity transactions more expensive. If we are unable to identify suitable targets for acquisition or complete acquisitions on acceptable terms, our ability to expand our product and/or service offerings and increase our revenue will be impaired. Even if we are able to identify and acquire acquisition candidates, we may be unable to realize the benefits anticipated as a result of these acquisitions.

Our business will decline if we cannot keep up with the rapid pace of technological change and new product development that characterize the intelligent automation industry.

The intelligent automation industry is characterized by rapid technological change and new product introductions and enhancements. Our ability to remain competitive depends greatly upon the technological quality of our products and processes compared to those of our competitors and our ability both to continue to develop new and enhanced products and to introduce those products at competitive prices and on a timely and cost-effective basis. We may not be successful in selecting, developing, and manufacturing new products or in enhancing our existing products on a timely basis or at all. Our new or enhanced products may not achieve market acceptance. Our failure to successfully select, develop, and manufacture new products, or to timely enhance existing technologies and meet customers’ technical specifications for any new products or enhancements on a timely basis, or to successfully market new products, could harm our business. If we cannot successfully develop and manufacture new products or meet specifications, our products could lose market share, our revenue and profits could decline, or we could experience operating losses. New technology or product introductions by our competitors could also cause a decline in sales or loss of market acceptance for our existing products or force us to significantly reduce the prices of our existing products.

From time to time we have experienced delays in the introduction of, and certain technical and manufacturing difficulties with, some of our products, and we may experience technical and manufacturing difficulties and delays in future introductions of new products and enhancements. Our failure to develop, manufacture, and sell new products in quantities sufficient to offset a decline in revenue from existing products or to successfully manage product and related inventory transitions could harm our business.

Our success in developing, introducing, selling, and supporting new and enhanced products depends upon a variety of factors, including timely and efficient completion of hardware and software design and development, implementation of manufacturing processes, and effective sales, marketing, and customer service. Because of the complexity of our products, significant delays may occur between a product’s initial introduction and commencement of volume production.

The development and commercialization of new products involve many difficulties, including:

•	the identification of new product opportunities;

•	the retention and hiring of appropriate research and development personnel;

•	the determination of the product’s technical specifications;

•	the successful completion of the development process;

•	the successful marketing of the product and the risk of having customers embrace new technological advances; and

•	additional customer service costs associated with supporting new product introductions and/or effecting subsequent potential field upgrades.

The development of new products may not be completed in a timely manner, and these products may not achieve acceptance in the market. The development of new products has required, and will require, that we expend significant financial and management resources. If we are unable to continue to successfully develop new products in response to customer requirements or technological changes, our business may be harmed.

Over the past three years, our total expenditures for research and development have declined. We have limited resources to allocate to research and development and must allocate our resources among a wide variety of projects. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the intelligent automation markets in which we operate.

If we fail to develop and enhance an effective system of internal controls and disclosure controls, we may not be able to accurately report our financial results or obtain an unqualified attestation report from our independent auditors in the future, which could subject us to regulatory sanctions or litigation, harm our operating results and cause the trading price of our stock to decline.

Effective internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002 and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls and disclosure controls that need improvement. For example, during the fiscal 2005 audit, our external auditors identified a material weakness related to the number of post-closing adjustments recorded by us, which meant that they believed that there was “a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.” Similarly, we received a notice of certain control deficiencies from our newly engaged external auditors during their review of financial results for the first quarter of fiscal 2006. We are currently reviewing our internal control processes to remediate these issues. To prepare for compliance with Section 404, which for the Company under current regulations will be required as of June 30, 2008, we have undertaken certain actions including the adoption of an internal plan, which includes a timeline and schedule of activities for the evaluation, testing and remediation, as necessary, of internal controls. These actions have resulted in and are likely to continue to result in increased expenses, and have required and are likely to continue to require significant efforts by management and other employees. In the future, our independent auditors must evaluate management’s assessment concerning the effectiveness of our internal controls over financial reporting and render an opinion on our assessment and the effectiveness of our internal controls over financial reporting. We cannot be certain that our internal controls measures will be timely or successful to ensure that we implement and maintain adequate controls over our financial processes and reporting in the future and our independent auditors may not be able to render an unqualified attestation concerning our assessment and the effectiveness of our internal controls. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

We may incur credit risk related losses because many of the resellers we sell to are small operations with limited financial resources.

A substantial portion of our sales are to system integrators that specialize in designing and building production lines for manufacturers. Many of these companies are small operations with limited financial resources, and we have from time to time experienced difficulty in collecting payments from certain of these companies. As a result, we perform ongoing credit evaluations of our customers. To the extent we are unable to mitigate this risk of collections from system integrators, our results of operations may be harmed. In addition, due to their limited financial resources, during extended market downturns the viability of some system integrators may be in question, which would also result in a reduction in our revenue or credit losses.

We do not generally have long-term contracts with our customers, and our order bookings and backlog cannot be relied upon as a future indicator of sales.

We generally do not have long-term contracts with our customers and existing contracts and purchase commitments may, under certain circumstances, be cancelled. As a result, our agreements with our customers do not provide meaningful assurance of future sales. Furthermore, our customers are not required to make minimum purchases and may cease purchasing our products at any time without penalty. Backlog should not be relied on as a measure of anticipated demand for our products or future revenue, because the orders constituting our backlog are subject to changes in delivery schedules and in certain instances are subject to cancellation without significant penalty to the customer. Because our customers are free to purchase products from our competitors, we are exposed to competitive price pressure on each order. Any reductions, cancellations or deferrals in customer orders could have a negative impact on our financial condition and results of operations.

We have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future, and our restructuring efforts may negatively impact our business.

The intelligent automation industry is subject to rapid change. We have responded to increased changes in the industry in which we compete by restructuring our operations and reducing the size of our workforce while attempting to maintain our market presence in the face of increased competition. Despite our efforts to structure Adept and our businesses to meet competitive pressures and customer needs, we cannot assure that we will be successful in continuing to implement these restructuring activities or that the reductions in workforce and other cost-cutting measures will not harm our business operations and prospects. Our inability to structure our operations based on evolving market conditions could negatively impact our business. We also cannot be certain that we will not be required to implement further restructuring activities, make additions or other changes to our management or reductions in workforce based on other cost reduction measures or changes in the markets and industry in which we compete. Restructuring activities can create unanticipated consequences and adverse impacts on the business, and we cannot be sure that any future restructuring efforts will be successful.

We market and sell our products primarily through an indirect channel comprised of third party resellers, and are subject to certain risks associated with this method of product marketing and distribution.

We believe that our ability to sell products to system integrators and OEMs will continue to be important to our success. However, our relationships with system integrators and OEMs are generally not exclusive, and some of our system integrators and OEMs may expend a significant amount of effort or give higher priority to selling products of our competitors. In the future, any of our system integrators or our OEMs may discontinue their relationships with us or form additional competing arrangements with our competitors. The loss of, or a significant reduction in revenue from, system integrators or OEMs to which we sell a significant amount of our product could negatively impact our business, financial condition or results of operations.

We cannot control the procurement, either with respect to the timing or amount of orders placed, by our resellers. We also cannot control the sales or marketing efforts of the systems integrators and OEMs who sell our products, which may result in lower revenue if they do not successfully market and sell our products or choose instead to promote competing products.

As we enter new geographic and applications markets, we must locate and establish relationships with system integrators and OEMs to assist us in building sales in those markets. It can take an extended period of time and significant resources to establish a profitable relationship with a system integrator or OEM because of product integration expenses, training in product and technologies and sales training. We may not be successful in obtaining effective new system integrators or OEMs or in maintaining sales relationships with them. In the event a number of our system integrators and/or OEMs experience financial problems, terminate their relationships with us or substantially reduce the amount of our products they sell, or in the event we fail to build or maintain an effective systems integrator or OEM channel in any existing or new markets, our business, financial condition and results of operations could be adversely affected.

We may incur currency exchange-related losses in connection with our reliance on our single or sole source foreign suppliers.

We make yen-denominated purchases of certain components and mechanical subsystems from certain of our sole or single source Japanese suppliers. We remain subject to the transaction exposures that arise from foreign exchange movements between the dates foreign currency export sales or purchase transactions are recorded and the dates cash is received or payments are made in foreign currencies. Our current or any future currency exchange risk management strategy may not be successful in avoiding exchange-related losses. Any exchange-related losses or exposure may negatively affect our business, financial condition or results of operations.

Our future success depends on our continuing ability to attract, integrate, retain and motivate highly-qualified managerial and technical personnel.

Competition for qualified personnel in the intelligent automation industry is intense. Our inability to recruit, train and motivate qualified management and technical personnel on a timely basis would adversely affect our ability to manage our operations and design, manufacture, market, and support our products. We have also reduced headcount in connection with our restructurings and made changes in other senior personnel including the hiring of a new Chief Financial Officer at the beginning of fiscal 2005 and the promotion of our Vice President of Operations and Product Development and the hiring of a Vice President of Business Development, Vice President, Service Operations, Vice President of Worldwide Sales, and Vice President of Marketing and Corporate Development, which changes may lead to employee questions regarding future actions by Adept leading to additional retention difficulties. Other than the CEO’s offer letter, and offer letters with certain of our officers that include only basic compensation terms, we have no employment agreements with our senior management.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and material differences between forecasted and actual tax rates could have a material impact on our results of operations.

Forecasts of our income tax position and resultant effective tax rate are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits and losses earned by us and our subsidiaries in tax jurisdictions with a broad range of income tax rates as well as benefits from available deferred tax assets and costs resulting from tax audits. To forecast our global tax rate, pre-tax profits and losses by jurisdiction are estimated and tax expense by jurisdiction is calculated. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimates, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of operations.

If we become subject to unfair hiring or termination claims, we could be prevented from hiring needed personnel, incur liability for damages and/or incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. We may also experience actions against us for employment terminations which are perceived to be unjustified. Although to date we have not experienced any material claims, defending ourselves from these claims could divert the attention of our management away from our operations.

Our hardware and software products may contain defects that could increase our expenses and exposure to liabilities and or harm our reputation and future business prospects.

Our hardware and software products are complex and, despite extensive testing, our new or existing products or enhancements may contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products or enhancements have been used in the marketplace for a period of time. We may discover product defects only after a product has been installed and used by customers. We may discover defects, errors, or performance problems in future shipments of our products. These problems could result in expensive and time consuming design modifications or large warranty charges, expose us to liability for damages, damage customer relationships, and result in loss of market share, any of which could harm our reputation and future business prospects. In addition, increased development and warranty costs could reduce our operating profits and could result in losses.

The existence of any defects, errors, or failures in our products could also lead to product liability claims or lawsuits against us, our channel partners, or against our customers. A successful product liability claim could result in substantial cost and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations. Although we are not aware of any product liability claims to date, the sale and support of our products entail the risk of these claims.

If our hardware products do not comply with standards set forth by the European Union, we will not be able to sell them in Europe.

The hardware products we sell in the European Union are required to comply with European Union Low Voltage, Electro-Magnetic Compatibility and Machinery Safety directives. The European Union mandates that our products carry the CE mark denoting that these products are manufactured in strict accordance to design guidelines in support of these directives. These guidelines are subject to change and to varying interpretation. New guidelines impacting machinery design go into effect each year. To date, we have retained TUV Rheinland to help certify that our controller-based products, including some of our robots, meet applicable European Union directives and guidelines. Adept hardware products have been declared as exempt by TUV Rheinland from the EU Directive WEEE/RoHS (Waste Electrical and Electronics Equipment/Reduction of Hazardous Substances) scheduled to be in effect on July 1, 2006. Although our existing certified products meet the requirements of the applicable European Union directives, we cannot provide any assurance that future products can be designed, within market window constraints, to meet the future requirements. If any of our robot products or any other major hardware products do not meet the requirements of the European Union directives, we would be unable to legally sell these products in Europe. Thus, our business, financial condition and results of operations could be harmed. Such directives and guidelines could change in the future, forcing us to redesign or withdraw from the market one or more of our existing products that may have been originally approved for sale.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection, and nondisclosure agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks, and similar proprietary rights. In addition, patents issued to Adept may be challenged, invalidated, or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive, and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face costly intellectual property infringement claims.

We have received in the past, and may receive in the future, communications from third parties asserting that we are infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. The asserted claims and/or initiated litigation could include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. There are numerous patents in the automation components industry. It is not always practicable to determine in advance whether a product or any of its components infringes the intellectual property rights of others. As a result, from time to time, we may be forced to respond to intellectual property infringement claims to protect our rights or defend a customer’s rights. These claims, regardless of merit, could consume valuable management time, result in costly litigation, or cause product shipment delays, all of which could seriously harm our business, operating results and financial condition. In settling these claims, we may be required to enter into royalty or licensing agreements with the third parties claiming infringement. These royalty or licensing agreements, if available, may not have terms favorable to us. Being forced to enter into a license agreement with unfavorable terms could seriously harm our business, operating results and financial condition. Any potential intellectual property litigation could force us to do one or more of the following:

•	pay damages, license fees or royalties to the party claiming infringement;

•	stop selling products or providing services that use the challenged intellectual property;

•	obtain a license from the owner of the infringed intellectual property to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign the challenged technology, which could be time-consuming and costly.

If we were forced to take any of these actions, our business, financial condition and results of operations may suffer.

Any acquisition we may make in the future could disrupt our business, increase our expenses and adversely affect our financial condition or operations.

In the future we may make acquisitions of, or investments in, other businesses that offer products, services, and technologies that management believes will further our strategic objectives. We cannot be certain that we would successfully integrate any businesses, technologies or personnel that we might acquire, and any acquisitions might divert our management’s attention away from our core business. Any future acquisitions or investments we might make would present risks commonly associated with these types of transactions, including:

•	difficulty in combining the product offerings, operations, or workforce of an acquired business;

•	potential loss of key personnel of an acquired business;

•	adverse effects on existing relationships with suppliers and customers;

•	disruptions of our on-going businesses;

•	difficulties in realizing our potential financial and strategic objectives through the successful integration of the acquired business;

•	difficulty in maintaining uniform standards, controls, procedures and policies;

•	potential negative impact on results of operations due to goodwill impairment write-offs, amortization of intangible assets other than goodwill, or assumption of anticipated liabilities;

•	risks associated with entering markets in which we have limited previous experience;

•	potential negative impact of unanticipated liabilities or litigation; and

•	the diversion of management attention.

The risks described above, either individually or in the aggregate, could significantly harm our business, financial condition and results of operations. We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and common stock. In addition, we may issue additional equity in connection with future acquisitions, which could result in dilution of our shareholders’ equity interest. Fluctuations in our stock price may make acquisitions more expensive or prevent us from being able to complete acquisitions on terms that are acceptable to us.

Risks Related to Our Industry

The market for intelligent automation products is intensely competitive, which may make it difficult to manage and grow our business or to maintain or enhance our profitability.

We compete with a number of robot, motion control, machine vision, and simulation software companies. Many of our competitors have substantially greater financial, technical, and marketing resources than we do. In addition, we may in the future face competition from new entrants in one or more of our markets.

Many of our competitors in the robot market are integrated manufacturers of products that produce robotics equipment internally for their own use and may also compete with our products for sales to other customers. Some of these large manufacturing companies have greater flexibility in pricing because they generate substantial unit volumes of robots for internal demand and may have access through their parent companies to large amounts of capital. Any of our competitors may seek to expand their presence in other markets in which we compete.

We believe that other principal competitive factors affecting the market for our products are:

•	product functionality and reliability;

•	price;

•	customer service;

•	delivery, including timeliness, predictability, and reliability of delivery commitment dates; and

•	product features such as flexibility, programmability, and ease of use.

Our current or potential competitors may develop products comparable or superior in terms of price and performance features to those developed by us or adapt more quickly than we can to new or emerging technologies and changes in customer requirements. We may be required to make substantial additional investments in connection with our research, development, engineering, marketing, and customer service efforts to meet any competitive threat, so that we will be able to compete successfully in the future. We expect that in the event the intelligent automation market expands, competition in the industry will intensify as additional competitors enter our markets and current competitors expand their product lines. Increased competitive pressure could result in a loss of sales or market share or cause us to lower prices for our products, any of which could harm our business.

If we are unable to effectively support the distinct needs of the multiple industries of our customers, the demand for our products may decrease and our revenue may decline.

We market products for the electronic/communications, automotive, appliance, food, and life sciences industries. Because we operate in multiple industries, we must work constantly to understand the needs, standards, and technical requirements of numerous different industries and must devote significant resources to developing different products for these industries. Our results of operations are also subject to the cyclicality and downturns in these markets. Product development is costly and time consuming. Many of our products are used by our customers to develop, manufacture, and test their own products. As a result, we must anticipate trends in our customers’ industries and develop products before our customers’ products are commercialized. If we do not accurately predict our customers’ needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate, and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations could be harmed.

We may not receive significant revenue from our current research and development efforts for several years, if at all.

Internally developing intelligent automation products is expensive, and these investments often require a long time to generate returns. Our strategy involves significant investments in research and development and related product opportunities. Although our total expenditures for research and development have declined, we believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we cannot predict that we will receive significant revenue from these investments, if at all.

If we do not comply with environmental regulations, we may incur significant costs causing our overall business to suffer.

We are subject to a variety of environmental regulations relating to the use, storage, handling, and disposal of certain hazardous substances used in the manufacturing and assembly of our products. We believe that we are currently in compliance with all material environmental regulations in connection with our manufacturing operations, and that we have obtained all necessary environmental permits to conduct our business. However, our failure to comply with present or future regulations could subject us to such consequence as: the imposition of substantial fines, suspension of production, and alteration of manufacturing processes or cessation of operations.

Compliance with environmental regulations could require us to acquire expensive remediation equipment or to incur substantial expenses. Our failure to control the use, disposal, removal, storage, or to adequately restrict the discharge of or assist in the cleanup of hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statutes. The imposition of liabilities of this kind would harm our financial condition.

Risks Related to our Stock

The conversion of our convertible note maturing June 2006, outstanding warrants and the sale of a substantial amount of our common stock, including shares issued upon exercise of outstanding options, warrants, or our convertible note in the public market could adversely affect the prevailing market price of our common stock.

We had an aggregate of 6,177,788 shares of common stock outstanding as of November 30, 2005. Our outstanding convertible note is convertible, at the option of the holder, into up to 600,000 shares at a conversion price of $5.00 per share (less than the price of our common stock at October 1, 2005), and matures on June 30, 2006. Thus this note must either be repaid or converted during the current fiscal year. In November 2003, we completed a private placement of an aggregate of approximately 2.2 million shares of common stock to several accredited investors. Investors in the 2003 financing also received warrants to purchase an aggregate of approximately 1.1 million shares of common stock at an exercise price of $6.25 per share, with certain proportionate anti-dilution protections, and these warrants could be exercised at any time. We have registered for resale by the investors the shares of common stock issuable upon exercise of the warrants issued in the 2003 financing and the shares issuable upon conversion of the convertible note. The resulting shares carry certain other rights, including registration rights, participation rights and co-sale rights in certain equity sales by us or our management. Selling security holders included in the registration statement may offer up to an aggregate of approximately 3.9 million shares of our common stock, 1,711,112 shares of which are not currently outstanding but may be in the future.

Additionally, at November 30, 2005, options to purchase approximately 938,639 shares of our common stock were outstanding under our stock option plans, and an additional 590,565 shares of common stock were reserved for issuance under our stock option plans and our new equity incentive plan approved by shareholders in November 2005. We also issue shares under our employee stock purchase plan, under which 313,432 shares of common stock are reserved for issuance. Shares of common stock issued under these plans will be freely tradable in the public market, subject to the Rule 144 limitations applicable to our affiliates. The exercise of options, and conversion of the warrants and note will significantly increase the number of conversion shares outstanding, diluting the ownership interests of our existing shareholders. Further, the sale of a substantial amount of our common stock, including shares issued upon exercise of these outstanding options or issuable upon exercise of our warrants, convertible notes, or future options in the public market could adversely affect the prevailing market price of our common stock.

Our common stock has recently commenced trading on the Nasdaq National Market, and the change may not result in the expected increase in trading activity and price of our common stock.

Our common stock commenced trading on Nasdaq on November 15, 2005 after having traded on the OTC Bulletin Board, which is generally considered less liquid and efficient than Nasdaq and other listed exchanges. Trading in our stock has been relatively thin with increased price volatility because smaller quantities of shares are bought and sold, transactions may take longer to complete, and securities analysts’ and news media coverage of Adept has diminished. We believe these factors resulted in lower prices and larger spreads in the bid and ask prices for our common stock. We completed a 1-for-5 reverse stock split effective February 25, 2005, which may have further reduced liquidity. Reduced liquidity may reduce the value of our common stock and our ability to use our equity as consideration for an acquisition or other corporate opportunity. In addition, the reverse split decreased the number of shares outstanding, giving individual orders the potential to create increased volatility in our stock price. While we believe that relisting with Nasdaq will increase confidence by suppliers, customers, and employees, and improve institutional investor interest and the availability of business development and other strategic opportunities, the Nasdaq listing may not produce these results and may not increase the value of our common stock to our shareholders.

The ability of our Board of Directors to issue additional preferred stock could delay or impede a change of control of our company and may adversely affect the price an acquirer is willing to pay for our common stock.

The Board of Directors has the authority to issue, without further action by our shareholders, up to 1,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of delaying, deferring, or preventing a change in control of Adept without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. Additionally, the conversion of preferred stock into common stock may have a dilutive effect on the holders of common stock.

Our stock price has fluctuated and may continue to fluctuate widely.

The market price of our common stock has fluctuated substantially in the past, and will continue to be subject to significant fluctuations in the future in response to a variety of factors, including:

•	fluctuations in operating results;

•	our liquidity needs and constraints;

•	effectiveness of cost control measures;

•	our restructuring activities and changes in management and other personnel;

•	the trading of our common stock on Nasdaq;

•	the business environment, including the operating results and stock prices of companies in the industries we serve;

•	general conditions in the intelligent automation industry;

•	announcements concerning our business or that of our competitors or customers;

•	the introduction of new products or changes in product pricing policies by us or our competitors;

•	litigation regarding proprietary rights or other matters;

•	change in analysts’ earnings estimates;

•	developments in the financial markets; and

•	perceived dilution from stock issuances, including our 2003 financing and warrants, and the convertible note conversion.

Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly-traded companies may adversely affect the market price of our common stock.

We may be subject to securities class action litigation if our stock price remains volatile or operating results suffer, which could result in substantial costs, distract management, and damage our reputation.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities or where operating results suffer. Companies like us, that are involved in rapidly changing markets are particularly subject to this risk. Although our financial results have improved, we incurred net operating losses in recent fiscal years. We may be the target of litigation of this kind in the future. Any securities litigation could result in substantial costs, divert management’s attention and resources from our operations, and negatively affect our public image and reputation.

Recent legislation, higher liability insurance costs and other increased costs of being public are likely to impact our future consolidated financial position and results of operations.

Significant regulatory changes, including the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated as a result of the Sarbanes-Oxley Act, and new accounting pronouncements or regulatory rulings will have an impact on our future financial position and results of operations. These regulatory requirements have, and in the future, are likely to increase general and administrative costs. In addition, insurance companies have significantly increased insurance rates as a result of higher claims in recent years, and our rates for our various insurance policies increased as well. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles and adversely affect our financial position and operating results.

ADEPT TECHNOLOGY, INC.

We are a global, leading provider of intelligent vision-guided robotics and robotics services that provide high performance and economic value throughout the production lifecycle, enabling our customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging and testing processes. Adept is a pioneer in the robotics industry. Our robotics solutions are targeted at companies that require precision, flexibility and productivity in their application processes. Through sales to companies and systems integrators, we provide a suite of cost-effective robotics systems and services to the automotive, consumer electronics, consumer products, food, industry applications, medical devices and pharmaceutical industries. We utilize our portfolio of high reliability mechanisms, high-performance motion controllers and application development software to deliver automation products that meet our customers’ increasingly complex manufacturing requirements. We offer our customers comprehensive and tailored automation systems that reduce the time and cost to design, engineer and launch products into high-volume production. The benefits of Adept automation products include increased manufacturing flexibility for future product generations, less customized engineering and reduced dependence on production engineers. Our product range currently includes integrated real-time vision and multi-axis motion controls, machine vision systems and software, industrial robots, and other flexible automation equipment. In recent years, we have expanded our robot product lines and developed advanced software and vision technologies that have enabled robots to perform a wider range of functions. In fiscal 2005, we introduced the AdeptViper robot family, a line of 6-axis articulated robots designed specifically for precision assembly applications.

Adept’s current business is focused towards delivering intelligent flexible automation for assembly and material handling applications under two categories: (1) Components and (2) Services and Support. The Components segment provides intelligent automation software and hardware component products. The Services and Support segment provides support services to our customers including supplies of spare parts and refurbished robots; providing information regarding the use of Adept’s automation equipment; assisting with the ongoing support of installed systems; consulting services for applications; and training courses ranging from system operation and maintenance to advanced programming geared towards manufacturing engineers who design and implement automation lines. We market and sell our products worldwide through more than 200 system integrators, our direct sales force and original equipment manufacturers (OEMs). System integrators and OEMs add application-specific hardware and software to our products, resulting in solutions that are sold to Global 1000 companies in the automotive, consumer electronics, consumer products, food, industry applications, medical devices and pharmaceutical industries. We have more than 30,000 Adept-controlled robots installed worldwide.

Our principal executive offices are located at 3011 Triad Drive, Livermore, California 94550. Our telephone number is (925) 245-3400 and our website address is http://www.adept.com. Information contained in our website is not a part of this prospectus.

Adept has 140 trademarks of which 15 are registered trademarks, some of which include the Adept Technology logo, AIM®, FireBlox®, HexSight®, Adept Cobra 600™, Adept Cobra 800™, Adept SmartAmp™, Adept SmartModule™, Adept SmartServo™, AdeptOne™, AdeptSix™, AdeptViper™, and Adept i-Sight.

In this prospectus, unless the context indicates otherwise, the terms “Adept,” “we,” “us,” and “our” refer to Adept Technology, Inc., and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the economic environment affecting us and the markets we serve;

•	sources of revenues and anticipated revenues, including the contribution from the growth of new products and markets;

•	our expectations regarding our cash flows and the impact of the timing of receipts and disbursements;

•	our estimates regarding our liquidity and capital requirements;

•	marketing and commercialization of our products under development;

•	our ability to attract customers and the market acceptance of our products;

•	our ability to establish relationships with suppliers, systems integrators and OEMs for the supply and distribution of our products;

•	plans for future products and services and for enhancements of existing products and services;

•	plans for future acquisitions of products, technologies and businesses; and

•	our intellectual property.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

USE OF PROCEEDS

All net proceeds from the disposition of the common shares covered by this prospectus will go to the selling securityholders. We will not receive any proceeds from the disposition of the common stock by the selling securityholders. However, certain of the shares of common stock being sold will be issued only upon the exercise of warrants issued in connection with Adept’s 2003 equity financing described below. Upon exercise of these warrants, Adept will receive the proceeds of the exercise prices of such warrants if they are exercised other than on a net exercise basis. To the extent we receive cash upon any exercise of the warrants, we intend to use that cash for general corporate purposes. See “Plan of Distribution”.

SELLING SECURITYHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of November 30, 2005 by each of the selling securityholders, and as adjusted to reflect the sale of the shares in this offering. As of November 30, 2005, approximately 6,177,788 shares of our common stock were outstanding. The 4,548,160 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares Being Offered” include 2,222,222 shares of our common stock issued in the 2003 financing and currently held by the selling securityholders, 1,111,111 shares that may be issued upon the exercise of warrants issued to selling securityholders in the 2003 financing, 300,000 shares of common stock issued upon conversion of our convertible preferred stock in November 2003 and sold to several of the existing Special Situations selling securityholders by a former selling securityholder, 314,827 shares issued upon conversion of our convertible preferred stock in November 2003 and sold on the open market by the same former selling securityholder, and 600,000 shares issuable pursuant to a convertible subordinated note issued in favor of Tri-Valley Campus I, LLC, the landlord for the facilities we lease at our Livermore, California headquarters, referred to in this prospectus as Tri-Valley.

Shares listed under the column “Number of Shares Being Offered” represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares of Common Stock Beneficially Owned After the Offering” assumes each selling securityholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties, that the selling securityholders will acquire no additional Adept common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned. Each selling stockholder may sell all, part or none of its shares.

The information under the heading “Shares of Common Stock Beneficially Owned” is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from November 30, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person. Shares issuable upon the exercise of warrants issued to the selling securityholders in the 2003 financing, referred to herein as Warrant Shares, are separately listed under the heading “Warrant Shares”. Warrants issued in our 2003 financing and the convertible note issued to Tri-Valley are currently exercisable and convertible, respectively, thus the underlying shares may be acquired by selling securityholders at any time and are included in “Shares of Common Stock Beneficially Owned”.

	Shares of Common Stock Beneficially Owned		Warrant Shares (1)	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering
Selling securityholders	Number	Percent (2)	Number	Number	Number	Percent
Jon D. Gruber and Linda W. Gruber (3)(9)	73,116	1.2%	22,222	66,666	6,450	*
J. Patterson McBaine (4)(9)	86,396	1.4%	22,222	66,666	19,730	*
Lagunitas Partners, L.P. (5)(9)	452,759	7.2%	133,333	399,999	52,760	*
Gruber & McBaine International (6)(9)	150,872	2.4%	44,444	133,332	17,540	*
Special Situations Fund III, L.P. (7)(10)	1,266,714	19.5%	333,340	1,112,520	154,194	2.0%
Special Situations Cayman Fund, LP (7)(10)	425,690	6.8%	111,110	370,830	54,860	*
Special Situations Private Equity Fund, LP (7)(10)	835,410	13.1%	222,220	741,660	93,750	1.2%
Special Situations Technology Fund, L.P. (7)(10)	136,160	2.2%	36,670	122,410	13,750	*
Special Situations Technology Fund II, L.P. (7)(10)	696,000	10.9%	185,550	619,250	76,750	1.0%
Tri-Valley Campus I, LLC (8)	600,000	8.9%	0	600,000	0	0%

*	Less than 1.0%.

This table is based upon information supplied by the selling securityholders and Schedules 13D and 13G filed with the SEC and supplemental information provided to us by the selling securityholders.

(1)	Warrant Shares include shares of common stock which selling securityholders have the right to acquire through the exercise of warrants issued in the 2003 financing.
(2)	The number of shares outstanding for the calculation of percentage of ownership for Tri-Valley includes shares of common stock for which Tri-Valley has the right to acquire beneficial ownership through conversion of a convertible subordinated note issued by Adept to Tri-Valley on August 6, 2003. See Note 8 below for more information regarding Tri-Valley. The number of shares outstanding for the calculation of percentage of ownership for all selling securityholders other than Tri-Valley includes the Warrant Shares each of the selling securityholders has the right to acquire upon any exercise of such selling securityholder’s Warrants.
(3)	“Shares of Common Stock Beneficially Owned” includes 44,444 shares of common stock purchased in the 2003 financing and 22,222 Warrant Shares, both covered by this prospectus, plus 6,450 shares of common stock otherwise owned by Jon D. Gruber and Linda W. Gruber not covered by this prospectus. Jon D. Gruber and Linda W. Gruber may also be deemed to indirectly beneficially own the 603,631 shares of common stock collectively owned by Lagunitas Partners, L.P., and Gruber and McBaine International, of which 533,331 shares were purchased in the 2003 financing and are covered by this prospectus, plus the 177,777 Warrant Shares collectively beneficially owned by Lagunitas Partners, L.P., and Gruber and McBaine International and covered by this prospectus, plus 143,520 shares of common stock collectively owned by certain other accounts managed by Gruber & McBaine Capital Management, LLC, plus 900 shares of common stock that are owned by certain accounts managed by Jon D. Gruber or that are owned by family members of Jon D.Gruber and Linda W. Gruber, which were not purchased in the 2003 financing and are not covered by this prospectus. See Note 9 below for more information regarding Jon D. Gruber and Linda W. Gruber’s affiliation with Gruber and McBaine Capital Management, LLC and its affiliates. The “Number of Shares Being Offered” includes 44,444 shares of common stock purchased in the 2003 financing and 22,222 Warrant Shares.
(4)	“Shares of Common Stock Beneficially Owned” includes 44,444 shares of common stock purchased in the 2003 financing and 22,222 Warrant Shares, both covered by this prospectus, plus 17,080 shares of common stock otherwise owned by J. Patterson McBaine not covered by this prospectus. J. Patterson McBaine may also be deemed to indirectly beneficially own the 603,631 shares collectively owned by Lagunitas Partners, L.P., and Gruber and McBaine International, of which 355,554 shares were purchased in the 2003 financing and are covered by this prospectus, plus the 177,777 Warrant Shares collectively beneficially owned by Lagunitas Partners, L.P., and Gruber and McBaine International and covered by this prospectus plus 67,220 shares of common stock collectively owned by certain other accounts managed by Gruber & McBaine Capital Management, LLC, plus 1,900 shares of common stock owned by an account managed by J. Patterson McBaine which were not purchased in the 2003 financing and are not covered by this prospectus. See Note 9 below for more information regarding J. Patterson McBaine’s affiliation with Gruber and McBaine Capital Management, LLC. The “Number of Shares Being Offered” includes 44,444 shares of common stock purchased in the 2003 financing and 22,222 Warrant Shares.

(5)	“Shares of Common Stock Beneficially Owned” includes 266,666 shares of common stock purchased in the 2003 financing and 133,333 Warrant Shares, both covered by this prospectus, plus 52,760 shares of common stock otherwise owned by Lagunitas Partners, LP not covered by this prospectus. The “Number of Shares Being Offered” includes 266,666 shares of common stock purchased in the 2003 financing and 133,333 Warrant Shares. See also Note 9 below.
(6)	“Shares of Common Stock Beneficially Owned” includes 88,888 shares of common stock purchased in the 2003 financing and 44,444 Warrant Shares, both covered by this prospectus, plus 17,540 shares of common stock otherwise owned by Gruber & McBaine International not covered by this prospectus, and does not include Warrant Shares. The “Number of Shares Being Offered” includes 88,888 shares of common stock purchased in the 2003 financing and 44,444 Warrant Shares. See also Note 9 below.
(7)	“Shares of Common Stock Beneficially Owned” includes shares of common stock purchased in the 2003 financing, shares acquired by transfer from another selling shareholder and Warrant Shares plus shares of common stock otherwise owned by the Special Situations Fund entities not covered by this prospectus. Both “Shares of Common Stock Beneficially Owned” and the “Number of Shares Being Offered” include for Special Situations Fund III, L.P., 779,180 shares and 333,340 Warrant Shares, for Special Situations Cayman Fund, LP, 259,720 shares and 111,110 Warrant Shares, for Special Situations Private Equity Fund, LP, 519,440 shares and 222,220 Warrant Shares, for Special Situations Technology Fund, L.P., 85,740 shares and 36,670 Warrant Shares, and for Special Situations Technology Fund II, L.P., 433,700 shares and 185,550 Warrant Shares. “Shares of Common Stock Beneficially Owned” also includes shares not offered under this prospectus in the following amounts: for Special Situations Fund III, L.P., 154,194 shares, for Special Situations Cayman Fund, LP, 54,860 shares, for Special Situations Private Equity Fund, LP, 93,750 shares, for Special Situations Technology Fund, L.P., 13,750 shares, and for Special Situations Technology Fund II, L.P., 76,750 shares.
(8)

Reflects beneficial ownership of 600,000 shares of Adept common stock which Tri-Valley has the right to acquire upon conversion of a three year, $3,000,000 convertible subordinated note issued by Adept in favor of Tri-Valley, on August 6, 2003, bearing an interest rate of 6.0% and a right to convert into common stock at an exercise price of $5.00 per share. Under the terms of the convertible subordinated note, Tri-Valley may elect at any time to convert all or any part of the outstanding principal balance of the convertible subordinated note into shares of Adept common stock and the resulting shares carry certain rights, including piggyback registration rights, participation rights and co-sale rights in equity sales by Adept. The principal balance of the convertible subordinated note is $3,000,000, convertible into 600,000 shares of Adept common stock if Tri-Valley were to elect to convert 100% of the principal balance into Adept common stock. Adept may elect to convert interest owing under the convertible subordinated note into common stock. To the knowledge of Adept, Tri-Valley does not have ownership of any outstanding shares of common stock at this time and currently has no voting power or dispositive power over any outstanding shares of Adept common stock. Upon any election by Tri-Valley to convert amounts owing under the convertible subordinated note into shares of common stock, Tri-Valley may be deemed to have sole voting power over the common stock issued pursuant to the conversion and sole dispositive power over the common stock issued pursuant to the conversion. In addition, Tri-Valley is wholly owned by its managing member, Tri-Valley Technology Park LLC, referred to as TVTP. By reason of its position as managing member of Tri-Valley, TVTP may be deemed to have beneficial ownership of, and sole voting power and sole dispositive power over the common stock issued pursuant to any election by Tri-Valley to convert amounts owing under the convertible subordinated note. Lehman Brothers Holdings, Inc., a public entity, by reason of its indirect interest in TVTP has voting and dispositive power over the common stock issued pursuant to any election by Tri-Valley to convert amounts owing under the convertible subordinated note. Lehman Brothers Holdings, Inc. disclaims beneficial ownership over any such stock except to the extent of its pecuniary interest therein.

(9)	Gruber & McBaine Capital Management, LLC is the general partner of Lagunitas Partners, L.P. and the investment advisor to Gruber & McBaine International. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management, LLC, and they and Eric B. Swergold are portfolio managers for Gruber & McBaine Capital Management, LLC. Gruber & McBaine Capital Management, LLC has discretionary investment power over the portfolio securities held by Lagunitas Partners, L.P. and Gruber & McBaine International, and over the portfolio securities of certain other accounts managed by Gruber & McBaine Capital Management, LLC which collectively hold 143,520 shares of Adept’s common stock, including the power to vote such securities. Each of Jon D. Gruber and J. Patterson McBaine disclaims beneficial ownership of securities with respect to which indirect beneficial ownership is reported, except to the extent of his respective pro rata pecuniary interest therein. The address of each of Lagunitas Partners, L.P., Gruber & McBaine International, Jon D. Gruber, and J. Patterson McBaine is c/o Gruber & McBaine Capital Management, LLC, 50 Osgood Place, San Francisco, California 94133. The information contained in this table is derived from information provided by each of Lagunitas Partners, L.P., Gruber & McBaine International, Jon D. Gruber, and J. Patterson McBaine.
(10)	MGP Advisors Limited, or MGP, is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc., or AWM is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

2003 Financing

On November 14, 2003, we entered into equity purchase agreements with several investors. The transactions contemplated by these purchase agreements are referred to as the 2003 financing in this prospectus. We completed the 2003 financing on November 18, 2003 and received gross proceeds from the issuance and sale of our common stock in this financing in the amount of $10.0 million. Under a purchase agreement, referred to as the SSF Purchase Agreement, with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the SSF Entities, we issued and sold an aggregate of 8,888,900 shares of common stock at a per share purchase price of $0.90 and warrants to purchase an aggregate of 4,444,450 of common stock at an initial per share price equal to $1.25. Under a purchase agreement, referred to as the Gruber Purchase Agreement, with Lagunitas Partners, LP, Gruber & McBaine International. Jon D. Gruber and Linda W. Gruber, and J. Patterson McBaine, we issued and sold an aggregate of 2,222,221 shares of common stock at a per share purchase price of $0.90 and warrants to purchase an aggregate of 1,111,110 of common stock at an initial per share price equal to $1.25, with substantially similar terms as the SSF Purchase Agreement. See the section entitled “Description of Capital Stock — Warrants” for a detailed description of these warrants.

Pursuant to the SSF Purchase Agreement (but not the Gruber Purchase Agreement), provided that the SSF Entities collectively beneficially own at least five percent of Adept’s outstanding common stock, Adept agreed to the designation by Special Situations Fund III, L.P., referred to as SSF, of one person for election to Adept’s board of directors, and to use its commercially reasonable efforts to cause such designee to be elected to the board of directors. The SSF Entities also have the right, pursuant to the SSF Purchase Agreement, to seek the removal and replacement of such designee, and Adept has agreed to use its commercially reasonable efforts to assist in effecting any such removal and replacement. Pursuant to both purchase agreements, Adept also agreed to provide the investors with certain information rights, covenanted to take various actions, including registering the common stock and any shares issuable upon conversion of the warrants issued in the 2003 financing, and listing such shares and warrants shares if Adept’s shares are listed on an exchange or quotation system, and refraining from materially reducing its insurance coverage. Adept also granted rights to indemnification generally for an 18 month period for the representations, warranties and covenants in the purchase agreements.

Adept also entered into registration rights agreements with the investors in the 2003 financing under which we agreed to register for resale by the investors the shares of common stock issued and issuable upon exercise of the warrants issued in the 2003 financing, with such number of shares subject to adjustment as described above. See the section entitled “Description of Capital Stock — Registration Rights,” for a discussion of these registration rights agreements.

Designated Director Relationship

Upon the consummation of the 2003 financing, the SSF Entities designated Robert J. Majteles to serve as a member of our board of directors, and Adept’s board of directors approved Mr. Majteles’ addition to the board. Mr. Majteles is the managing member of Treehouse Capital, LLC, an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles’ services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to ten percent of the funds’ net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to shareholders of any company for which he serves as a member of the Board of Directors and also is obligated not to disclose to the funds on use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a member of Adept’s board of directors pursuant to this agreement.

Tri-Valley Convertible Note/Lease Restructuring

On August 6, 2003, we completed a lease restructuring with Tri-Valley Campus I, LLC, the landlord for our Livermore, California corporate headquarters and facilities, which has significantly reduced lease expenses. Under the lease amendment, we were released of our lease obligations for two unoccupied buildings in Livermore and received a rent reduction on the occupied building from $1.55 to $1.10 per square foot for a lease term extending until May 31, 2011. In addition, the lease amendment carries liquidated damages in the event of default on the lease payments equivalent to one year of rent obligations on the original lease. In the event of Adept’s bankruptcy or a failure to make payments to the landlord of our Livermore, California facilities within three days after a written notice from the landlord, a default would be triggered on the lease. Finally, under the lease amendment, Adept agreed to relocate once to another facility anywhere in the San Francisco South or East Bay Area between San Jose and Livermore, California at the landlord’s option, provided that the new facility is comparable to the existing facility and the landlord provide reasonable notice and pay moving expenses.

In connection with the lease restructuring, we issued a three year, $3.0 million convertible subordinated note due June 30, 2006 in favor of the landlord bearing an annual interest rate of 6.0%, which is subordinated to our credit facility with Silicon Valley Bank. Principal and interest are payable in cash, unless the landlord elects to convert the note into Adept’s common stock, in which case interest on the principal amount converted may be paid, at the election of Adept, in cash, by converting such interest into principal amount or by issuance of Adept common stock. The note is convertible at any time at the option of the holder into common stock at a conversion price of $5.00 per share and the resulting shares carry certain other rights, including piggyback registration rights and co-sale rights in equity sales by Adept or its management. Payment under the note will be accelerated in the event of a default, including the insolvency or bankruptcy of Adept, Adept’s failure to pay its obligations under the note when due, Adept’s default on certain material agreements, including the Livermore lease, the occurrence of a material adverse change with respect to Adept’s business or ability to pay its obligations under the note, or a change of control of Adept without the landlord’s consent. Adept continues to lease its Livermore facilities from Tri-Valley Campus I, LLC, and lease payments for fiscal 2005 are expected to be approximately $1.05 million.

Other than as set forth in the immediately preceding paragraphs and, in the table above, none of the selling securityholders has held any position or office with, and has not otherwise had a material relationship with, Adept or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one on more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, on loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broken-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions on discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

In the registration rights agreement entered into in connection with the investment, we have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of(l) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold in one three-month period pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Adept is authorized to issue 19,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of November 30, 2005, there were approximately 6,177,788 shares of common stock outstanding and no shares of preferred stock outstanding.

The following is a summary of the material terms of our capital stock. You should refer to our Certificate of Incorporation, as amended, and Bylaws and the agreements described below for more detailed information.

Common Stock

Each share of common stock entitles its record holder to one vote on all matters to be voted on by the stockholders of Adept. Except as otherwise provided by law, actions by the stockholders of Adept may be approved by a majority vote of the stockholders present at a duly called meeting of the stockholders at which a quorum is present, provided that the amendment of the Bylaws of Adept requires the affirmative vote or written consent of a majority of the outstanding shares of stock entitled to vote generally in the election of directors. The Board of Directors Adept consists of five directors, all of whom are elected annually at the annual meeting of stockholders, and is not classified. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. No provision of Adept’s Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

Each holder of common stock of Adept is entitled to share pro rata in any dividends paid on the common stock in funds legally available for that purpose, when, as and if declared by the Board of Directors of Adept in its discretion. The shares of common stock of Adept have no preferred dividend rights or any conversion, redemption or other rights, or any rights to payment from any sinking or similar fund. The shares of common stock also do not have any preemptive, subscription or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of Adept on the right of holders of shares of common stock to sell or otherwise alienate their shares of stock in Adept. There are no provisions in the Certificate of Incorporation or Bylaws of Adept providing for any calls or assessments against holders of shares of common stock or discriminating against any existing or prospective holder of shares of common stock as a result of such security holder owning a substantial amount of securities. Upon liquidation, dissolution or winding up of Adept, each holder of shares of common stock will be entitled to receive a pro rata share of the assets of Adept, after payment of all Adept’s debts and liabilities and subject to any applicable liquidation or other payments owed to preferred shareholders.

Preferred Stock

The shares of preferred stock of Adept are not designated by series, and there are no currently outstanding shares of preferred stock. Adept may issue preferred stock from time to time in one or more series. The Board of Directors is authorized, without the approval of existing stockholders, to determine or alter the rights, preferences, privileges and restrictions (including voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and sinking-fund provisions) granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Adept common stock. In addition, the issuance of preferred stock may have the effect of making removal of management more difficult, and delaying, deferring or preventing a change in control of Adept. Adept has no current plans to issue any shares of its preferred stock.

Anti-Takeover Provisions

Adept, as discussed in the preceding paragraph, may issue preferred stock from time to time in one or more series, subject to certain authority held by the Board of Directors, including the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. The issuance of preferred stock may have the effect of making removal of management more difficult and delaying, deferring or preventing a change in control of Adept.

Adept is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Adept and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of Adept voting stock. Section 203 could discourage certain potential acquirers unwilling to comply with its provisions.

Warrants

1,111,112 of the shares of common stock offered by the selling securityholders in this prospectus are offered pursuant to warrants issued in connection with the 2003 financing as described in “2003 Financing” under “Selling Securityholders.” The warrants have a term of exercise expiring on November 18, 2008. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to certain exceptions, the per share exercise price of the warrants and the number of shares for which the warrants are exercisable are also subject to weighted average antidilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price less than the per share exercise price of the warrants then in effect. The warrants became exercisable at any time commencing May 18, 2004 and prior to their expiration date by delivering the warrant certificates to us, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which Adept does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by Adept in lieu of payment of the exercise price. Under limited circumstances, where the closing price of Adept common stock is at least $12.50, subject to any adjustment for stock splits and similar events, for 20 consecutive trading days during which a registration statement covering the warrant shares is effective for at least 15 trading days, Adept may call the cash exercise of the warrants. The call right is subject to a 30 day advance notice by Adept, which notice period must be extended for a number of days equal to the number of days for which the registration statement covering the warrant shares is not effective.

Convertible Note

In connection with the lease restructuring, we issued a three year, $3.0 million convertible subordinated note due June 30, 2006 in favor of the landlord, Tri-Valley, bearing an annual interest rate of 6.0%, which is subordinated to our receivables purchase facility with Silicon Valley Bank. Principal and interest are payable in cash, unless the landlord elects to convert the note into Adept’s common stock, in which case interest on the principal amount converted may be paid, at the election of Adept, in cash, by converting such interest into principal amount or by issuance of Adept common stock. The note is convertible at any time at the option of the holder into common stock at a conversion price of $5.00 per share and the resulting shares carry certain other rights, including piggyback registration rights and co-sale rights in equity sales by Adept or its management. Payment under the note will be accelerated in the event of a default, including the insolvency or bankruptcy of Adept, Adept’s failure to pay its obligations under the note when due, Adept’s default on certain material agreements, including the Livermore lease, the occurrence of a material adverse change with respect to Adept’s business or ability to pay its obligations under the note, or a change of control of Adept without the landlord’s consent.

Registration Rights

In connection with the 2003 Financing discussed in the section titled “Selling Securityholders,” Adept covenanted in the SSF Purchase Agreement and the Gruber Purchase Agreement and in registration rights agreements to register the common stock and any shares of common stock issuable upon conversion of the warrants issued in the 2003 financing, as such number of shares may be adjusted from time to time. Adjustments are described in the paragraph titled “Warrants” above. We agreed to file, at our expense, a registration statement covering the common stock and warrant shares, and update the registration statement by supplement or amendment as needed. Under certain circumstances if sales cannot be made pursuant to the registration statement, including by reason of a failure by Adept to update the registration statement, Adept will be required to pay to the investors liquidated damages in an amount equal to 1.5% of the aggregate amount paid by the investors for each 30-day period (but not for any portion thereof) during which the effectiveness of the registration statement is delayed. Adept has the right under certain circumstances to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus to the extent necessary to allow any post-effective amendment to the registration statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and declared effective. The common stock and warrant shares issued in connection with the 2003 Financing are being registered under the registration statement of which this prospectus forms a part.

Under the terms of the convertible subordinated note issued to Tri-Valley, Tri-Valley may elect at any time to convert all on any part of the outstanding principal balance of $3,000,000 into 600,000 shares of Adept common stock at an exercise price of $5.00 per share and the resulting shares carry certain rights, including piggyback registration rights, participation rights and co-sale rights in equity sales by Adept. The shares of common stock issuable upon exercise of the Tri-Valley convertible subordinated note are being registered under the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Our common stock is traded on the Nasdaq under the symbol “ADEP.”

VALIDITY OF COMMON STOCK

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered in this offering have been passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Adept Technology, Inc. appearing in Adept Technology, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2005 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a post-effective amendment to the registration statement on Form S-3, including exhibits and schedules, and post-effective amendments to the registration statement, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement on to one of our previous SEC filings.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy the registration statement on any other document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, as filed with the Commission on September 28, 2005, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2005, as filed with the Commission on November 15, 2005;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 24, 2005, September 30, 2005, October 21, 2005, November 8, 2005, November 9, 2005 and November 10, 2005;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(e)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 31, 1995 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies on supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person to whom a prospectus is delivered. You may obtain a copy of the documents by submitting a written request to Adept’s Corporate Secretary at 3011 Triad Drive, Livermore, California 94551 or by calling Adept at (925) 245-3400. Additional information about us is available at our web site located at http://www.adept.com. Information contained in our web site is not a part of this prospectus.

4,548,160 Shares

Adept Technology, Inc.

Common Stock

PROSPECTUS

December 9, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Amount
SEC registration fee	$3,919
Transfer agent and registrar fee	$5,000
Printing expenses	$10,000
Accountant fees	$25,000
Counsel fees	$30,000
Miscellaneous	$2,081

Total	$55,000

*	All such amounts are estimates, other than the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any of its directors and officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action (i.e., an action by or in the right of a corporation), a corporation is permitted to indemnify any of its directors and officers for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that, to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of and advancement of expenses to directors, officers, employees and other agents of the Registrant through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the DGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

As permitted by Section 145 of the DGCL, the Registrant’s Bylaws (the “Bylaws”) provide that: (a) the Registrant is required, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its directors and officers and persons serving in such capacities in other business entities (including, for example, subsidiaries of the Registrant) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; (b) the rights to indemnification conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors and officers; (c) the Registrant is authorized to maintain director and officer liability insurance to protect itself and any director or officer of the Registrant against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL; and (d) any amendment, repeal or modification of the indemnifications provisions contained in the Bylaws that adversely affects any right of an indemnitee shall be prospective only.

In addition to the above, the Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide directors and officers with the same indemnification and advancement of expenses by the Registrant as described above and to the fullest extent permitted by future Delaware law that expands the permissible scope of indemnification. The Registrant also provides insurance pursuant to which directors and directors are indemnified or insured against liability or loss under certain circumstances.

Item 16. Exhibits

(a) Exhibits

2.1	Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.1	Certificate of Incorporation of Adept-Delaware, as filed with the Delaware Secretary of State on August 17, 2005 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.2	Certificate of Amendment of Certificate of Incorporation of Adept-Delaware, as filed with the Delaware Secretary of State on November 4, 2005 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.3	Bylaws of Adept-Delaware, as adopted on August 18, 2005 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

4.1	Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

4.2

Agreement by and between the Registrant and JDS Uniphase dated November 14, 2003 (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-2 (No. 333-112360).

4.3

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1*	1993 Stock Plan as amended, and form of agreement thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 20, 2000, No. 333-50292).

10.2*	1998 Employee Stock Purchase Plan as amended, and form of agreements thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 28, 2002).

10.3*	1995 Director Option Plan as amended, and form of agreement thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the fiscal year ended June 30, 1997 (the “1997 Form 10-K”)).

10.4	Form of Indemnification Agreement between Adept-California (predecessor) and its officers and directors (incorporated by reference to Exhibit 10.5 to the 1995 Form S-1).

10.5*	2003 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the first quarter of fiscal 2006) and form of Option Agreements to the 2003 Stock Option Plan (incorporated by reference to Exhibits 10.2 and 10.3 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange commission on January 19, 2005, No. 333-122148).

10.6**	Original Equipment Manufacturer Agreement between Registrant and Hirata Corporation dated January 31, 1995 (incorporated by reference to Exhibit 10.31 to the 2000 Form 10-K/A).

10.7**	Original Equipment Manufacturing Agreement between Registrant and Yaskawa Electric Corp. dated August 29, 2000 (incorporated by reference to Exhibit 10.34 to the 2000 Form 10-K/A).

10.8	Industrial R&D Lease Agreement dated October 31, 2000 between Registrant and Tri-Valley Campus I, LLC for premises located at Livermore, California (incorporated by reference to Exhibit 10.1 to the 2001 First Quarter Form 10-Q).

10.9**	Supply, Development and License Agreement dated October 22, 2002, between the Registrant and JDS Uniphase Corporation (incorporated by reference to Exhibit 10.1 to the 2002 First Quarter 10-Q).

10.10*	2001 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, filed with the Securities and Exchange Commission on May 17, 2005).

10.11*	Form of Option Agreement under 2001 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.12	Accounts Receivable Purchase Agreement dated as of March 21, 2003 between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003 (the “2003 Third Quarter 10-Q”)).

10.13	Intellectual Property Security Agreement dated as of March 21, 2003 between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to the 2003 Third Quarter 10-Q).

10.14	Convertible Subordinated Note issued by Registrant to Tri-Valley Campus, LLC dated August 6, 2003 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2003).

10.15	Lease Amendment dated as of August 6, 2003 between the Registrant and Tri-Valley Campus LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2003).

10.16	Form of Registration Rights Agreement, dated as of November 18, 2003 by and among the Registrant and the investors party thereto (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-2 (No. 333-112360) filed on January 30, 2004 (the “2004 Form S-2”).

10.17	Form of Warrant, dated November 18, 2003 to purchase Common Stock of the Registrant issued to investors (incorporated by reference to Exhibit 4.6 to the 2004 Form S-2).

10.18	Purchase Agreement, dated as of November 14, 2003 by and among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.28 and 10.29 to the 2004 Form S-2).

10.19	Agreement by and between the Registrant and JDS Uniphase dated November 14, 2003 (incorporated by reference to Exhibit 10.30 to the 2004 Form S-2).

10.20*	Robert H. Bucher Offer Letter dated November 3, 2003 (incorporated by reference to Exhibit 10.27 to the Registrant’s Amendment to its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on November 12, 2003).

10.21	Amendment to Loan Documents, dated as of April 22, 2004 by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.3. to the 2004 Third Quarter 10-Q).

10.22	Loan and Security Agreement, dated April 22, 2004, by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.4. to the 2004 Third Quarter 10-Q).

10.23*	Termination letter from Adept Technology, Inc. to Michael Overby dated November 2004 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2004).

10.24*	Amended and Restated 2004 Director Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.25*	Form of Director Option Agreement under 2004 Director Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange commission on January 19, 2005, No. 333-122155).

10.26*	Summary of Non-employee Director Compensation (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.27*	Summary of Executive Officer Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.28	Amendment to Loan Documents, dated as of June 15, 2005 by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005).

10.29*	Second Half Fiscal Year 2005 Executive Bonus Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.30*	Adept Technology, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2005).

10.31*	2005 Equity Incentive Plan (incorporated by reference to Appendix B to Adept’s Schedule 14A definitive proxy statement filed with the Securities and Exchange Commission on October 6, 2005).

10.32*	Form of Restricted Stock and Option Agreements to 2005 Equity Incentive Plan (incorporated by reference to Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 9, 2005).

10.33	Form of Indemnification Agreement between Adept-Delaware and its directors and executive directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (incorporated by reference to signature page to Form S-2 filed with the Securities and Exchange Commission on January 30, 2004).

*	Management contract or compensatory plan or arrangement.
**	Confidential treatment has been requested as to certain portions of this exhibit. An unredacted version of this exhibit has been filed separately with the SEC.

+ Schedules have been omitted and will be provided to the SEC upon request.

Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Form S-2 Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livermore, State of California on December 9, 2005.

ADEPT TECHNOLOGY, INC.

By:	/s/ Robert H. Bucher
Robert H. Bucher
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Robert H. Bucher Robert H. Bucher	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 9, 2005

/s/ Robert Strickland Robert Strickland	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 9, 2005

/s/ A. Richard Juelis A. Richard Juelis	Director	December 9, 2005

/s/ Michael P. Kelly Michael P. Kelly	Director	December 9, 2005

/s/ Robert J. Majteles Robert J. Majteles	Director	December 9, 2005

/s/ Cary R. Mock Cary R. Mock	Director	December 9, 2005

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.1	Certificate of Incorporation of Adept-Delaware, as filed with the Delaware Secretary of State on August 17, 2005 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.2	Certificate of Amendment of Certificate of Incorporation of Adept-Delaware, as filed with the Delaware Secretary of State on November 4, 2005 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

3.3	Bylaws of Adept-Delaware, as adopted on August 18, 2005 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

4.1	Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

4.2	Agreement by and between the Registrant and JDS Uniphase dated November 14, 2003 (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-2 (No. 333-112360).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1*	1993 Stock Plan as amended, and form of agreement thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 20, 2000, No. 333-50292).

10.2*	1998 Employee Stock Purchase Plan as amended, and form of agreements thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 28, 2002).

10.3*	1995 Director Option Plan as amended, and form of agreement thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the fiscal year ended June 30, 1997 (the “1997 Form 10-K”)).

10.4	Form of Indemnification Agreement between Adept-California (predecessor) and its officers and directors (incorporated by reference to Exhibit 10.5 to the 1995 Form S-1).

10.5*	2003 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the first quarter of fiscal 2006) and form of Option Agreements to the 2003 Stock Option Plan (incorporated by reference to Exhibits 10.2 and 10.3 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange commission on January 19, 2005, No. 333-122148).

10.6**	Original Equipment Manufacturer Agreement between Registrant and Hirata Corporation dated January 31, 1995 (incorporated by reference to Exhibit 10.31 to the 2000 Form 10-K/A).

10.7**	Original Equipment Manufacturing Agreement between Registrant and Yaskawa Electric Corp. dated August 29, 2000 (incorporated by reference to Exhibit 10.34 to the 2000 Form 10-K/A).

10.8	Industrial R&D Lease Agreement dated October 31, 2000 between Registrant and Tri-Valley Campus I, LLC for premises located at Livermore, California (incorporated by reference to Exhibit 10.1 to the 2001 First Quarter Form 10-Q).

10.9**	Supply, Development and License Agreement dated October 22, 2002, between the Registrant and JDS Uniphase Corporation (incorporated by reference to Exhibit 10.1 to the 2002 First Quarter 10-Q).

10.10*	2001 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, filed with the Securities and Exchange Commission on May 17, 2005).

10.11*	Form of Option Agreement under 2001 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.12	Accounts Receivable Purchase Agreement dated as of March 21, 2003 between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003 (the “2003 Third Quarter 10-Q”)).

10.13	Intellectual Property Security Agreement dated as of March 21, 2003 between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to the 2003 Third Quarter 10-Q).

10.14	Convertible Subordinated Note issued by Registrant to Tri-Valley Campus, LLC dated August 6, 2003 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2003).

10.15	Lease Amendment dated as of August 6, 2003 between the Registrant and Tri-Valley Campus LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2003).

10.16	Form of Registration Rights Agreement, dated as of November 18, 2003 by and among the Registrant and the investors party thereto (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-2 (No. 333-112360) filed on January 30, 2004 (the “2004 Form S-2”).

10.17	Form of Warrant, dated November 18, 2003 to purchase Common Stock of the Registrant issued to investors (incorporated by reference to Exhibit 4.6 to the 2004 Form S-2).

10.18	Purchase Agreement, dated as of November 14, 2003 by and among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.28 and 10.29 to the 2004 Form S-2).

10.19	Agreement by and between the Registrant and JDS Uniphase dated November 14, 2003 (incorporated by reference to Exhibit 10.30 to the 2004 Form S-2).

10.20*	Robert H. Bucher Offer Letter dated November 3, 2003 (incorporated by reference to Exhibit 10.27 to the Registrant’s Amendment to its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on November 12, 2003).

10.21	Amendment to Loan Documents, dated as of April 22, 2004 by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.3. to the 2004 Third Quarter 10-Q).

10.22	Loan and Security Agreement, dated April 22, 2004, by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.4. to the 2004 Third Quarter 10-Q).

10.23*	Termination letter from Adept Technology, Inc. to Michael Overby dated November 2004 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2004).

10.24*	Amended and Restated 2004 Director Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.25*	Form of Director Option Agreement under 2004 Director Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange commission on January 19, 2005, No. 333-122155).

10.26*	Summary of Non-employee Director Compensation (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.27*	Summary of Executive Officer Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.28	Amendment to Loan Documents, dated as of June 15, 2005 by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005).

10.29*	Second Half Fiscal Year 2005 Executive Bonus Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2005).

10.30*	Adept Technology, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2005).

10.31*	2005 Equity Incentive Plan (incorporated by reference to Appendix B to Adept’s Schedule 14A definitive proxy statement filed with the Securities and Exchange Commission on October 6, 2005).

10.32*	Form of Restricted Stock and Option Agreements to 2005 Equity Incentive Plan (incorporated by reference to Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 9, 2005).

10.33	Form of Indemnification Agreement between Adept-Delaware and its directors and executive directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (incorporated by reference to signature page to Form S-2 filed with the Securities and Exchange Commission on January 30, 2004).

*	Management contract or compensatory plan or arrangement.
**	Confidential treatment has been requested as to certain portions of this exhibit. An unredacted version of this exhibit has been filed separately with the SEC.

+ Schedules have been omitted and will be provided to the SEC upon request.